SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         RELIANCE GROUP HOLDINGS, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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
                         RELIANCE GROUP HOLDINGS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 8, 1996

                            ------------------------

     The Annual Meeting of Stockholders of Reliance Group Holdings, Inc., a Delaware corporation, will be held at the Third Floor Auditorium at The Chase Manhattan Corporation World Headquarters, 270 Park Avenue, New York, New York at 10:00 a.m. on Wednesday, May 8, 1996.

     At this meeting, the stockholders will be asked to:

          1. Elect thirteen directors to serve for the ensuing year.

          2. Approve the Amended Reliance Group Holdings, Inc. Executive Bonus Plan.

          3. Transact any other business which may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 11, 1996 will be entitled to notice of, and to vote at, this meeting. A list of such stockholders will be available for inspection at the offices of Reliance Group Holdings, Inc. at Park Avenue Plaza, 55 East 52nd Street, New York, New York 10055 during normal business hours during the ten-day period prior to the meeting.

     Your attention is directed to the accompanying proxy statement. Whether or not you plan to attend the meeting, please vote, sign, date and return the enclosed proxy as promptly as possible in the enclosed stamped envelope. This will enable your shares to be voted in accordance with your instructions.

                                          By Order of the Board of Directors,

                                             Reliance Group Holdings, Inc.

                                              Howard E. Steinberg,
                                               Corporate Secretary

Dated: April 12, 1996

                                PROXY STATEMENT

                         RELIANCE GROUP HOLDINGS, INC.
                               PARK AVENUE PLAZA
                              55 EAST 52ND STREET
                            NEW YORK, NEW YORK 10055

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 1996

                            ------------------------

                                     VOTING

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Reliance Group Holdings, Inc. (the 'Company') for use at the Annual Meeting of Stockholders (the 'Annual Meeting') to be held at the Third Floor Auditorium at The Chase Manhattan Corporation World Headquarters, 270 Park Avenue, New York, New York on Wednesday, May 8, 1996 at 10:00 a.m. and at any adjournments thereof. If the enclosed proxy is properly executed and returned, it will be voted in accordance with the instructions thereon. A proxy given pursuant to this solicitation is revocable by written notice delivered to the Corporate Secretary of the Company at any time prior to its exercise, by executing and delivering a later dated proxy or by attending the Annual Meeting and voting in person. Unless previously revoked or unless other instructions are on the proxy, it will be voted 'for' the election of the thirteen persons nominated by the Board of Directors for election as Directors of the Company and 'for' adoption of the Amended Reliance Group Holdings, Inc. Executive Bonus Plan. The cost of this solicitation will be borne by the Company. This proxy statement is being mailed commencing April 12, 1996, to stockholders of record on March 11, 1996.

     Holders of record of Common Stock, par value $.10 per share (the 'Common Stock') of the Company at the close of business on March 11, 1996, are entitled to vote at the Annual Meeting. On that date, 113,970,273 shares of Common Stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held. Pursuant to the Delaware General Corporation Law, only votes cast 'for' a matter constitute affirmative votes. Votes withheld will not have any effect on the election of Directors but votes 'withheld' or abstentions are counted for quorum purposes and will have the same effect as negative votes or votes 'against' approval of the Amended Reliance Group Holdings, Inc. Executive Bonus Plan.

     Approximately 45% of the Common Stock is, and on March 11, 1996 was, owned by Saul P. Steinberg, members of his family and affiliated trusts (the 'Steinberg Group'). The members of the Steinberg Group have informed the Company that they intend to vote for the election of the thirteen persons nominated by the Board of Directors for election as Directors of the Company and 'for' the adoption by the Company of the Amended Reliance Group Holdings, Inc. Executive Bonus Plan. The election of such Directors and the approval of the Amended Reliance Group Holdings, Inc. Executive Bonus Plan are, therefore, virtually assured.


                       PROPOSAL 1--ELECTION OF DIRECTORS

     The thirteen persons named below (all of whom are currently Directors of the Company) have been nominated by the Board of Directors, upon the recommendation of the Nominating Committee, for election as Directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and shall qualify. Directors will be elected by a plurality of the votes cast. Each of the persons named below is also a director of Reliance Financial Services Corporation and Reliance Insurance Company ('Reliance Insurance'), subsidiaries of the Company.

     Saul P. Steinberg, 56, founded and has been the Chief Executive Officer and a Director of the Company and predecessors of the Company since 1961. Mr. Steinberg is also a Director of Symbol Technologies, Inc. and Zenith National Insurance Corp. He is a member of the Board of Trustees of The University of Pennsylvania; Chairman of The Wharton School Board of Overseers; a member of the Board of Overseers of Cornell University

Medical College; a member of the Board of Trustees of the Long Island Jewish Medical Center; a Director of New York Hospital Cornell Medical Center; a Trustee of the New York Public Library; and a Director of the New York City Partnership. Mr. Steinberg is Chairman of the Executive Committee and the Regular Compensation Committee of the Board of Directors. He is the brother of Mr. Robert M. Steinberg, President and Chief Operating Officer of the Company and the brother-in-law of Mr. Bruce L. Sokoloff, Senior Vice President--Administration of the Company. Mr. Steinberg served as Chief Executive Officer of Telemundo Group, Inc. ('Telemundo') from February 1990 until May 1992. On July 30, 1993, Telemundo consented to the entry of an order for relief under Chapter 11 of the United States Bankruptcy Code. Telemundo's plan of reorganization was consummated on December 30, 1994.

     George R. Baker, 66, has been a Director of the Company since January 1983 and was a Director of predecessors of the Company since 1974. His principal business activity during the past five years has been serving as a Corporate Director/Advisor to various business enterprises. Mr. Baker is a Director of The Midland Company, WMS Industries Inc. and W.W. Grainger, Inc. He is a Member of the Board of Trustees of The Field Museum of Chicago; the Board of Trustees of Children's Memorial Hospital, Chicago; and the Board of Trustees of Coe College, Cedar Rapids, Iowa. Mr. Baker is Chairman of the Stock Option, Special Compensation and Special Committees of the Board of Directors and a member of the Audit and Nominating Committees of the Board of Directors.

     George E. Bello, 60, became Executive Vice President and Controller and a Director of the Company in 1982. He has held various positions with predecessors of the Company since 1968. He is a Director of Zenith National Insurance Corp., United Dental Care, Inc. and Horizon Mental Health Management, Inc. Mr. Bello is Chairman of the Finance Committee of the Board of Directors.

     Dennis A. Busti, 53, became a Director of the Company in August 1991. He has been President and Chief Executive Officer of Reliance National, a principal operating unit of the Company, since June 1987.


     Lowell C. Freiberg, 56, has been a Senior Vice President and a Director of the Company since 1982 and Chief Financial Officer of the Company since 1985. He also served as Treasurer of the Company from 1982 until March 1994. Mr. Freiberg has held various positions with predecessors of the Company since 1969. He is a Director of Symbol Technologies, Inc. and a Director of the Dance Theatre of Harlem. Mr. Freiberg is a member of the Finance Committee of the Board of Directors.

     Dr. Thomas P. Gerrity, 54, became a Director of the Company in December 1993. He has been Dean of The Wharton School of The University of Pennsylvania since 1990. He is a Director of Digital Equipment Corporation, Federal National Mortgage Association, Sun Company, Inc. and Melville Corporation and a member of the Executive Committee of Technology Leaders L.P. Dr. Gerrity is Chairman of the Nominating Committee of the Board of Directors and is a member of the Audit Committee of the Board of Directors.

     Jewell Jackson McCabe, 50, became a Director of the Company in August 1991. She has been the President of Jewell Jackson McCabe Associates, consultants specializing in strategic planning and communications, since 1984 and Chair of the New York State Jobs Training Partnership Council, a federally funded training program for disadvantaged workers, since 1983. Ms. McCabe is the Founder and Chair of the National Coalition of 100 Black Women; Chair of the Coro Foundation; and a Director or Trustee of the National Alliance of Business, South Street Seaport Museum, United Hospital Fund, New York City Partnership and the Phelps Stokes Fund. She is also a member of The Wharton School Board of Overseers, the Government Relations Committee of the United Way of America and of the Executive Committee of the Association for a Better New York. Ms. McCabe is a member of the Stock Option, Regular Compensation and Finance Committees of the Board of Directors.

     Irving Schneider, 76, became a Director of the Company in 1982 and was a Director of predecessors of the Company since 1979. He has been Executive Vice President of Helmsley-Spear, Inc., a real estate management corporation, for over twenty years. Mr. Schneider is also Chairman Emeritus of the Long Island Jewish Medical Center, Vice Chairman of the Association for a Better New York and Trustee Emeritus of Brandeis University. He is Life Trustee of United Jewish Appeal Federation of New York. Mr. Schneider is a member of the Audit and Stock Option Committees of the Board of Directors.

     Bernard L. Schwartz, 70, became a Director of the Company in 1982 and was a Director of predecessors of the Company since 1965. He has been Chairman of the Board and Chief Executive Officer of Loral Corporation, a defense electronics and communications corporation, since 1972. Since 1989, he has been Chairman and Chief Executive Officer of K & F Industries, Inc., a manufacturer of aircraft wheels and brakes. Since 1990, Mr. Schwartz has been Chairman of Space Systems/Loral, Inc. He is a Director of First Data
Corporation and Globalstar Telecommunications, Ltd. and a Trustee of New York University Medical Center. Mr. Schwartz is a member of the Executive Committee of the Board of Directors.

     Richard E. Snyder, 63, became a Director of the Company in March 1994. Mr. Snyder became President of Western Publishing Group, Inc. in February 1996.
He was Chief Executive Officer and Chairman of the Board of Directors of Simon & Schuster, the publishing firm, from 1975 through 1994. Mr. Snyder is a member of the Board of Directors of the National Book Awards, and a member of the Society of Fellows of the American Museum of Natural History, the Council on Foreign Relations, the Economic Club of New York and the Board of Overseers for the University Libraries of Tufts University. Mr. Snyder is a member of the Finance and Nominating Committees of the Board of Directors.

     Thomas J. Stanton, Jr., 68, became a Director of the Company in 1982 and was a Director of predecessors of the Company since 1966. He is Chairman Emeritus of National Westminster Bank NJ, and served as Chairman of the Board of Directors or President of National Westminster Bank NJ or its predecessor from 1967 through January 1990. He is a Director of Loral Corporation. He is Treasurer and Director of the New Jersey State Chamber of Commerce and a Director of Hudson County Chamber of Commerce & Industry and the National Conference of Christians and Jews. He is a member of the Board of Regents of Saint Peter's College and of Partnership for New Jersey. He is Chairman of Hudson County Tax Research Council Executive Committee; Trustee of Montclair Museum, Liberty Science Center and Saint Peter's Prep; and Chairman and Treasurer of the Foundation of the University of Medicine and Dentistry of New Jersey. Mr. Stanton is Chairman of the Audit Committee of the Board of Directors and a member of the Special Compensation and Special Committees of the Board of Directors.

     Robert M. Steinberg, 53, became a Director of the Company in 1981 and President and Chief Operating Officer in 1982. Mr. Steinberg has been Chairman of the Board and Chief Executive Officer of Reliance Insurance since 1984. He has held various positions with predecessors of the Company since 1965. He is a Director of Zenith National Insurance Corp. He is a Trustee of the Mount Sinai Medical Center, The Robert Steel Foundation for Pediatric Cancer Research and Bank Street College. Mr. Steinberg is a member of the Executive Committee and the Regular Compensation Committee of the Board of Directors. Mr. Steinberg is the brother of Mr. Saul P. Steinberg, Chairman and Chief Executive Officer of the Company, and the brother-in-law of Mr. Bruce L. Sokoloff, Senior Vice President--Administration of the Company.

     James E. Yacobucci, 44, became a Director of the Company and Senior Vice President--Investments of Reliance Insurance in May 1989. He became Senior Vice President--Investments of the Company in December 1990.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held six meetings during 1995. The Board of Directors has an Audit Committee, which held five meetings during 1995, and a Regular Compensation Committee, which met informally from time to time and acted twice by unanimous written consent during 1995. The Board of Directors also has a Special Compensation Committee, which held three meetings and acted once by unanimous written consent during 1995, a Stock Option Committee, which held three meetings and acted twice by unanimous written consent during 1995, a Special Committee, which met once in 1995, and a Nominating Committee, which met once during 1995. Each Director of the Company attended at least 75% of the aggregate number of meetings held by the Board of Directors and by the committees of which he or she was a member.

     The Audit Committee's responsibilities include recommendations as to the engagement of independent auditors, approval of fee proposals and the scope of the audits by the independent and internal auditors, periodic meetings with both independent and internal auditors to discuss the results of audit examinations, and review of the adequacy of internal accounting and financial reporting controls and of current developments in financial reporting and accounting. The Regular Compensation Committee is responsible for evaluating the performance and approving the compensation of senior officers of the Company who are not Directors of the Company. The

Special Compensation Committee (which is comprised solely of outside directors) is responsible for evaluating the performance and approving the compensation of officers of the Company who are also Directors of the Company and of principal executive officers of the Company's insurance operations. The Special Compensation Committee is also responsible for reviewing the participation of key executives of the Company in certain transactions involving the Company. The Special Compensation Committee also administers each of the Reliance Group Holdings, Inc. Executive Bonus Plan, the Executive Bonus Plan for James E. Yacobucci and the Reliance Group Holdings, Inc. 1994 Stock Option Plan as it applies to the executive officers of the Company. The Stock Option Committee (which is comprised solely of outside directors) administers the Company's 1986 Stock Option Plan and approves the key employees who will receive grants of options and stock appreciation rights and approves the number of shares of Common Stock that will be subject thereto. The Stock Option Committee also administers the 1994 Stock Option Plan for Non-Employee Directors (but does not select the persons eligible to receive options thereunder) and the Reliance Group Holdings, Inc. 1994 Stock Option Plan (other than with respect to the executive officers of the Company). The Special Committee (which is comprised solely of outside directors) is responsible for authorizing and approving the participation of the Company and one of its subsidiaries in financial transactions involving Reliance Figueroa Associates Limited Partnership, a partnership in which a Company subsidiary is the general partner and certain Directors and executive officers of the Company are limited partners. The Nominating Committee is responsible for evaluating and recommending nominees for election to the Board of Directors.

     Any stockholder desiring to recommend a candidate for nomination to the Board of Directors should furnish to the Corporate Secretary of the Company a resume of the experience and qualifications of the proposed nominee and a written statement signed by the proposed nominee consenting to be nominated by the Board of Directors and to serve if elected. A candidate for director must be highly experienced, have knowledge and a background that will be useful to the Company and the ability to exercise sound business judgment. The candidate must also be willing and able to commit the time and effort needed to be an effective director. To be considered for the 1997 Annual Meeting of Stockholders, any such recommendation must be received at the principal executive offices of the Company on or before December 15, 1996.

COMPENSATION OF DIRECTORS


     Each Director of the Company who is not compensated as an officer of the Company or one of its subsidiaries receives director's fees of $20,000 per annum from the Company and $20,000 per annum from Reliance Insurance for serving as a director of Reliance Insurance. The Company also pays each member of its Audit, Stock Option, Nominating, Special Compensation and Special Committees $1,000 for each such committee meeting attended. In addition, the Company pays to the Chairman of each of the Audit, Stock Option, Nominating, Special Compensation and Special Committees a retainer of $5,000 per annum. Each person who is elected as a Director of the Company and is not an employee of the Company or any of its subsidiaries has been, or will upon such person's initial election, be granted an option to purchase 25,000 shares of Common Stock at the fair market value of such shares on the date of grant. The options granted to each Director of the Company who is not an employee of the Company or any of its subsidiaries vest one year from the date of grant, so long as the Director is still a Director on such date. The Company provides Mr. Stanton with $100,000 face value of permanent life insurance.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     Approximately 45% of the Common Stock is owned by the Steinberg Group, composed of Saul P. Steinberg, members of his family and affiliated trusts. The following table sets forth information as of February 15, 1996 with respect to beneficial ownership of Common Stock by the Steinberg Group and its members, by each Director of the Company and by all executive officers and Directors of the Company as a group. The Company does not know of any other beneficial owners of more than 5% of the outstanding Common Stock. The persons named below hold sole voting and investment power with respect to the shares shown opposite their names, unless otherwise indicated. Saul P. Steinberg, Robert M. Steinberg and the Steinberg Group have an address of Park Avenue Plaza, 55 East 52nd Street, New York, New York 10055.

                                                                 NUMBER OF SHARES
                                                                  AND NATURE OF                 PERCENT OF
                  NAME OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP              CLASS(1)
- ------------------------------------------------------------   --------------------             ----------
Steinberg Group.............................................        51,237,493(2)                  45.2%
Saul P. Steinberg...........................................        41,970,927(3)(4)(9)            37.0%
Robert M. Steinberg.........................................        16,403,133(3)(5)(6)(9)         14.4%
Roni Sokoloff...............................................         3,072,467(6)(7)(9)             2.7%
Lynda Jurist................................................         3,106,310(8)                   2.7%
George R. Baker.............................................            28,725(3)(11)                  *
George E. Bello.............................................         1,248,113(6)(9)                1.1%
Dennis A. Busti.............................................           166,000(6)                      *
Lowell C. Freiberg..........................................         2,478,669(6)(10)               2.2%
Dr. Thomas P. Gerrity.......................................            45,000(11)                     *
Jewell J. McCabe............................................            25,000(11)                     *
Irving Schneider............................................           199,500(11)                     *

Bernard L. Schwartz.........................................            39,350(11)(12)(13)             *
Richard E. Snyder...........................................            26,000(11)                     *
Thomas J. Stanton, Jr.......................................            26,000(11)                     *
James E. Yacobucci..........................................         2,090,269(6)(10)               1.8%
All Executive Officers and Directors as a Group (other than
  the Steinberg Group and Bruce L. Sokoloff)................         5,189,861(6)(9)(10)
                                                                              (11)(12)(14)          4.5%

- ------------------

     (1) An asterisk indicates that the shares owned represent less than 1% of the class.

     (2) Excludes shares of Common Stock allocable to contributions of members of the Steinberg Group under the Reliance Insurance Company Savings Incentive Plan (the 'SIP') and shares based on the assumed exercise of currently exercisable options to purchase Common Stock held by Robert M. Steinberg and Roni Sokoloff (through her husband, Bruce L. Sokoloff, and over which she disclaims beneficial ownership). See Notes 4, 5, 6 and 7. Including such shares, the Steinberg Group beneficially owned 52,272,007 shares of Common Stock, representing approximately 46% of the class.

     (3) Includes with respect to each of Saul P. Steinberg and Robert M. Steinberg, and excludes with respect to George R. Baker, 12,280,830 shares owned by the Article III Residuary Trust under the will of Julius Steinberg. Saul P. Steinberg, Robert M. Steinberg, their mother and George R. Baker are the trustees thereof and have the shared power to vote and otherwise deal with the shares. Saul P. Steinberg, Robert M. Steinberg and their sisters Roni Sokoloff and Lynda Jurist are equal beneficiaries under the trust.

     (4) Includes 4,000 shares held by Saul P. Steinberg as custodian for his daughter, as to which he disclaims beneficial ownership. Includes 75,180 shares owned by Saul P. Steinberg's mother, 336,300 shares owned by his wife, 15,200 shares held by his wife as custodian for his daughter and 1,010,000 shares held by the Saul & Gayfryd Steinberg Foundation, Inc., as to all of which Saul P. Steinberg disclaims beneficial ownership. Excludes 151,340 shares held by trusts for the children of Saul P. Steinberg (for which Robert M. Steinberg serves as the sole trustee).

     (5) Includes 101,730 shares held by Robert M. Steinberg as custodian for his children and 151,340 shares held by trusts for children of Saul P. Steinberg for which Robert M. Steinberg serves as sole trustee, as to all of which Robert
M. Steinberg disclaims beneficial ownership.

     (6) Includes shares based on the assumed exercise of currently exercisable options to purchase Common Stock owned through the Company's 1986 Stock Option Plan as follows: Robert M. Steinberg--750,000, Roni Sokoloff--97,500 (these options are owned by Bruce L. Sokoloff and Roni Sokoloff disclaims beneficial ownership thereof), George E. Bello--525,000, Dennis A. Busti--165,000, Lowell
C. Freiberg--525,000, James E. Yacobucci--150,000 and all executive officers and directors as a group (other than the Steinberg Group and Bruce L.

Sokoloff)--1,945,000 shares.

     (7) Includes 400,000 shares owned by Bruce L. Sokoloff, the husband of Roni Sokoloff, and 52,580 shares held by Mr. Sokoloff as custodian for their children, as to all of which Roni Sokoloff disclaims beneficial ownership. Mr. Sokoloff is Senior Vice President-Administration of the Company.

     (8) Includes 10,000 shares owned by Lynda Jurist's husband and 89,940 shares held by Lynda Jurist as custodian for her children, as to all of which she disclaims beneficial ownership.

     (9) Includes shares allocable to employee contributions under the SIP, as to which the employee has dispositive power, as follows: Saul P. Steinberg--134,364, Robert M. Steinberg--30,393, Roni Sokoloff-- 22,257 (allocable to Bruce L. Sokoloff's contributions under the SIP and as to which Roni Sokoloff disclaims beneficial ownership), George E. Bello--16,168, and all Executive Officers and Directors as a Group (other than the Steinberg Group and Bruce L. Sokoloff)--16,168 shares. All of the Common Stock held under the SIP will be voted by a trustee of the SIP, CTC Illinois Trust Company, in its sole discretion, in accordance with the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended.

     (10) Includes 182,900, 314,100 and 933,300 shares owned by and 56,072,
94,154 and 310,643 shares based on the assumed exercise of warrants to purchase Common Stock owned by the Reliance Group Holdings, Inc. Pension Trust (the 'Company Pension Trust'), the Commonwealth Land Title Insurance Company Pension Trust (the 'Commonwealth Pension Trust') and the Reliance Insurance Company Employee Retirement Trust (the 'Reliance Retirement Trust' and together with the Company Pension Trust and the Commonwealth Pension Trust, the 'Pension Trusts'), respectively. Lowell C. Freiberg and James E. Yacobucci are part of a three-person investment committee that directs the investments of the Pension Trusts, except with respect to the shares and warrants of the Company. Voting and dispositive power with respect to such shares and warrants has been transferred to LaSalle National Trust, N.A. ('LaSalle'), as independent fiduciary. The investment committee may revoke the authority of LaSalle on 30 days' notice. Each of Messrs. Freiberg and Yacobucci disclaims beneficial ownership of all of the shares described in this Note 10.

     (11) Includes, for each of George R. Baker, Dr. Thomas P. Gerrity, Jewell
J. McCabe, Irving Schneider, Bernard L. Schwartz, Richard E. Snyder and Thomas
J. Stanton, Jr., 25,000 shares based on the assumed exercise of currently exercisable options to purchase Common Stock owned through the Company's 1994 Stock Option Plan for Non-Employee Directors. Includes for all Executive Officers and Directors as a Group, 175,000 shares based on the assumed exercise of such options.

     (12) Includes shares based on the assumed exercise of warrants to purchase Common Stock as follows: Bernard L. Schwartz--4,350 shares (owned by the Bernard and Irene Schwartz Foundation) and all Executive Officers and Directors as a Group--465,623 shares.

     (13) All of these shares (except for those included based on the assumed exercise of currently exercisable options) and warrants are beneficially owned by the Bernard and Irene Schwartz Foundation and investment and voting power over these shares and warrants are shared.

     (14) Excludes 12,280,830 shares owned by the Article III Residuary Trust under the will of Julius Steinberg. See Note 3. Includes 10,000 shares held by a Company executive officer as trustee for his children, as to which beneficial ownership is disclaimed.

     The following table sets forth information as of February 15, 1996 with respect to beneficial ownership of warrants to purchase Common Stock by each Director of the Company and by all executive officers and Directors of the Company as a group.

                                                        NUMBER OF WARRANTS
                                                        AND NATURE OF          PERCENT
      NAME OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP   OF CLASS(1)
- ------------------------------------------------------  --------------------   -----------
Lowell C. Freiberg....................................           460,869(2)         9.2%
Bernard L. Schwartz...................................             4,350             *
James E. Yacobucci....................................           460,869(2)         9.2%
All Executive Officers and Directors as a Group.......           465,623(2)         9.3%

- ------------------

     (1) An asterisk indicates that the securities owned are less than 1% of the class.

     (2) Includes 310,643, 56,072 and 94,154 warrants to purchase Common Stock owned by the Reliance Retirement Trust, the Company Pension Trust and the Commonwealth Pension Trust, respectively. Lowell C. Freiberg and James E. Yacobucci are part of a three-person investment committee that directs the investments of the Pension Trusts, except with respect to the shares and warrants of the Company. Dispositive power with respect to the warrants and voting power with respect to the underlying Common Stock has been transferred to LaSalle, as independent fiduciary. The investment committee may revoke the authority of LaSalle on 30 days' notice. Messrs. Freiberg and Yacobucci each disclaims beneficial ownership of the warrants described in this Note 2.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993 by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the 'named executive officers').


                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                          -------------------------
                                                                            AWARDS
                                        ANNUAL COMPENSATION               ----------       PAYOUTS
                              -----------------------------------------   SECURITIES     ----------
                                                            OTHER         UNDERLYING        LTIP
      NAME AND                                              ANNUAL         OPTIONS/        PAYOUTS        ALL OTHER
 PRINCIPAL POSITION    YEAR     SALARY($)    BONUS($)   COMPENSATION($)     SARS(#)          ($)       COMPENSATION($)
- --------------------   ----   ------------  ----------  ---------------   ----------     ----------    ---------------
Saul P. Steinberg      1995   $1,800,000(1) $2,013,000  $145,000(2)                0     $        0    $290,000(6)
  Chairman of the
    Board &            1994    1,800,000(1)  1,925,000    74,000(2)          500,000(4)           0      44,000
  Chief Executive
    Officer            1993    2,750,000(1)  2,700,000    85,000(2)                0              0     696,000(7)

Robert M. Steinberg    1995    1,200,000(1)  1,323,000        --(3)                0              0      86,000(6)
  President & Chief    1994    1,200,000(1)  1,265,000        --             500,000(4)           0     107,000
  Operating Officer    1993    1,400,000(1)  1,350,000        --                   0              0      40,000(7)

George E. Bello        1995      675,000(1)    719,000        --                   0              0      61,000(6)
  Executive Vice
    President          1994      675,000(1)    687,500        --              75,000(4)           0      64,000
  & Controller         1993      590,000(1)    625,000        --                   0              0      59,000(7)

James E. Yacobucci     1995    1,250,000     2,500,000        --                   0              0       5,000(6)
  Senior Vice
    President--        1994    1,250,000     1,250,000        --                   0              0       5,000
  Investments          1993    1,125,000             0        --                   0      1,234,000(5)    7,000

Lowell C. Freiberg     1995      600,000       690,000        --                   0              0      63,000(6)
  Senior Vice
    President          1994      600,000       660,000        --              75,000(4)           0      65,000
  & Chief Financial
    Officer            1993      495,000       700,000        --                   0              0      54,000(7)

- ------------------

     (1) Includes a $50,000 director's fee paid by a company, which may be deemed to be an affiliate of the Company, on whose board the executive serves at the request of the Company.

     (2) The 1995, 1994 and 1993 amounts include $141,000, $57,000 and $57,000, respectively, for certain personal use of corporate aircraft. The 1993 amount also includes $26,000 for club membership dues.

     (3) This mark throughout the table indicates information not required to be reported under the rules of the Securities and Exchange Commission.


     (4) Each option listed carries one tandem stock appreciation right.

     (5) Represents an amount paid to Mr. Yacobucci in early 1994, but earned for the period from July 1, 1989 through December 31, 1993. Until December 31, 1993, Mr. Yacobucci's employment was governed by an employment agreement with Reliance Insurance pursuant to which Mr. Yacobucci was entitled, in addition to salary and bonus, to 'Distributable Portfolio Profits' (defined as 15% of the amount (if any) by which the total return earned on a portion of the consolidated investment portfolio of Reliance Insurance exceeded the amount which would have been earned on such portion of the portfolio if its performance matched the total return on the Standard & Poor's 500) for the period from July 1, 1989 through December 31, 1993. The $1,234,000 paid to Mr. Yacobucci represents an amount equal to the excess of (i) Distributable Portfolio Profits over (ii) the aggregate amount of advances against Distributable Portfolio Profits paid to him prior to 1994.

     (6) Includes 1995 contributions by the Company and its subsidiaries under the SIP for each of Saul P. Steinberg, Robert M. Steinberg, George E. Bello, James E. Yacobucci and Lowell C. Freiberg of $4,500. Includes bonuses paid by the Company that were used to obtain certain life insurance benefits as follows:

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
$252,300 for Saul P. Steinberg, $2,700 for Robert M. Steinberg, $4,300 for George E. Bello, $-0- for James E. Yacobucci and $4,300 for Lowell C. Freiberg. Includes the value of premiums paid by the Company for split dollar life insurance in excess of the premiums paid by the executive officers as follows:
$-0- for Saul P. Steinberg, $65,500 for Robert M. Steinberg, $39,400 for George
E. Bello, $-0- for James E. Yacobucci and $16,400 for Lowell C. Freiberg. Includes premiums paid by the Company and its subsidiaries for medical reimbursement insurance for each of Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg of $13,200 and for James E. Yacobucci of $-0-. Includes directors' fees paid by a company on whose board the executives serve at the request of the Company because the Company has a significant investment in such company as follows: $20,000 for Saul P. Steinberg, $-0- for Robert Steinberg, $-0- for George E. Bello, $-0-for James E. Yacobucci and $25,000 for Lowell C. Freiberg.

     (7) Certain bonuses paid by the Company for 1994 life insurance premiums for the split dollar life insurance for these executive officers were paid in 1993 and were, therefore, reflected in 'All Other Compensation' for 1993.

FISCAL 1995 YEAR-END OPTION/SAR VALUES

     The following table sets forth the number of shares covered by stock options (each of which carries one tandem stock appreciation right) held by the named executive officers at December 31, 1995 and also shows the values for 'in-the-money' options at that date.


                              NUMBER OF SECURITIES
                             UNDERLYING UNEXERCISED
                                   OPTIONS/SARS                VALUE OF UNEXERCISED
                                      HELD AT              IN-THE-MONEY OPTIONS/SARS AT
                               DECEMBER 31, 1995(#)           DECEMBER 31, 1995($)(1)
                           -----------------------------   -----------------------------
NAME                       EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- -------------              -------------   -------------   -------------   -------------
Saul P. Steinberg.....           0         500,000         $        0      $  1,375,000
Robert M. Steinberg...     750,000         750,000          3,600,000         2,575,000
George E. Bello.......     525,000         250,000          2,520,000         1,112,000
James E. Yacobucci....     150,000          50,000            720,000           240,000
Lowell C. Freiberg....     525,000         250,000          2,520,000         1,112,000

- ------------------

     (1) Options and stock appreciation rights are classified as 'in-the-money' if the fair market value of the underlying common stock exceeds the exercise or base price of the option or stock appreciation right. The value of such in-the-money options and stock appreciation rights is the difference between the exercise or base price and the fair market value of the underlying common stock as of December 31, 1995. The fair market value of the Common Stock on December 31, 1995 was $8.625 per share.

PENSION PLAN TABLE

     The following table sets forth the approximate annual pension that a named executive officer may receive under (1) the Company's pension plan (the 'Company Pension Plan') and the Company's supplemental pension plan (the 'Company Supplemental Pension Plan') or (2) Reliance Insurance's pension plan (the 'Reliance Insurance Pension Plan') and Reliance Insurance's supplemental pension plan (the 'Reliance Insurance Supplemental Pension Plan' and together with the Company Supplemental Pension Plan, the 'Supplemental Pension Plans'), in each case assuming selection of a single life annuity, retirement at age 65 and the current level of covered compensation, based on the indicated assumptions as to covered compensation and years of service. Under the Internal Revenue Code of 1986, as amended (the 'Code'), for each of the Company Pension Plan and the Reliance Insurance Pension Plan, the maximum annual benefit allowed is $120,000 (which is a combined maximum for persons participating in both plans) and the maximum annual compensation for years beginning with 1994 that may be taken into account in 1996 is presently $150,000. Amounts shown on the following table in excess of $120,000 are payable by the Company only to persons participating in the Company Supplemental Pension Plan, including Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg, and are payable by Reliance Insurance only to persons participating in the Reliance Insurance

Supplemental Pension Plan, including Saul P. Steinberg and Robert M. Steinberg. For purposes of the Supplemental Pension Plans, the covered compensation of each of Saul P. Steinberg, Robert M. Steinberg, George E. Bello, Lowell C. Freiberg and one other executive officer of the Company includes his bonus paid by the

Company or Reliance Insurance, as applicable.

                                                              YEARS OF SERVICE
COVERED         -------------------------------------------------------------------------------------------------------------
COMPENSATION          5              10              15              20              25              30              35
- -------------   -------------   -------------   -------------   -------------   -------------   -------------   -------------
$150,000.....   $      12,998   $      25,995   $      38,993   $      51,990   $      64,988   $      77,985   $      90,983
 200,000.....          17,623          35,245          52,868          70,490          88,113         105,735         123,358
 300,000.....          26,873          53,745          80,618         107,490         134,363         161,235         188,108
 500,000.....          45,373          90,745         136,118         181,490         226,863         272,235         317,608
 750,000.....          68,498         136,995         205,493         273,990         342,488         410,985         479,483
 1,000,000...          91,623         183,245         274,868         366,490         458,113         549,735         620,000
 2,000,000...         184,123         368,245         552,368         620,000         620,000         620,000         620,000

     For purposes of calculating pension benefits under the Company Pension Plan and the Company Supplemental Pension Plan, Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg had 35, 30, 27 and 26 years of credited service and 43, 38, 35 and 34 years of credited service, respectively. For purposes of calculating pension benefits under the Company Pension Plan, as of January 1, 1996, Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg had salaries of $150,000 each and for purposes of the Company Supplemental Pension Plan, had aggregate salaries and bonuses of $3,078,000, $1,932,000, $1,313,000 and $1,260,000, respectively. For purposes of calculating pension benefits under the Reliance Insurance Pension Plan, Saul P. Steinberg, Robert M. Steinberg and James E. Yacobucci had 19, 7 and 6 years of credited service, respectively. As of January 1, 1996, Saul P. Steinberg, Robert M. Steinberg and James E. Yacobucci had salaries of $150,000 each, and for purposes of the Reliance Insurance Supplemental Pension Plan, Saul P. Steinberg and Robert M. Steinberg had aggregate salaries and bonuses of $597,000 and $483,000 and 27 and 15 years of credited service, respectively. Under current Code limits and plan provisions, the aggregate pension benefit payable to an individual under all pension plans and supplemental pension plans maintained by the Company and its subsidiaries cannot exceed $620,000. Benefits under each of the above named plans are calculated on the basis of a single life annuity and are not subject to any deduction for Social Security benefits or offset amounts.

EMPLOYMENT CONTRACTS

     In February 1996, Mr. Saul P. Steinberg and the Company entered into an employment agreement (the 'New SPS Employment Agreement') for a five-year term which commenced February 15, 1996 and which may be extended by Mr. Steinberg or the Company for three successive one-year periods (the 'Extended Term'). Pursuant to the New SPS Employment Agreement, Mr. Steinberg's base salary will be at least his salary as in effect on January 1, 1996 (which was $1,465,625), subject to increase by the Board of Directors (or any duly empowered committee thereof). Pursuant to the New SPS Employment Agreement, Mr. Steinberg will be eligible to receive a bonus for each year determined pursuant to the Reliance Group Holdings, Inc. Executive Bonus Plan (the 'Executive Bonus Plan') or any other subsequent plan in which the chief executive officer or the chief operating officer of the Company participate. The Executive Bonus Plan currently provides for a maximum bonus equal to 115% of annual base salary from the Company and Reliance Insurance if certain preestablished, objective performance goals are achieved. Any subsequent plan must be approved by the stockholders of the Company and provide for a bonus potential of at least 100% of Mr. Steinberg's base salary. See 'Proposal 2--Approval of the Amended Reliance
Group Holdings, Inc. Executive Bonus Plan.' Pursuant to the New SPS Employment Agreement, if Mr. Steinberg is discharged without 'cause' or resigns because of the occurrence of certain events relating to a diminution or change in his duties, the Company is obligated to (i) continue his medical and dental benefits until the end of the Extended Term at the same charge to Mr. Steinberg as he would have paid had he remained employed by the Company, (ii) fully vest all stock option grants and permit the immediate exercise thereof for a period of twelve months after the date of such discharge or resignation and (iii) pay Mr. Steinberg an amount determined by multiplying the number of years remaining from the date of such discharge or such resignation to the end of the Extended Term by the sum of his base salary plus the average bonus paid to him for the two years immediately prior to the date of such discharge or resignation. In the event of the termination of the New SPS Employment Agreement because of the death of Mr. Steinberg, his estate will receive a one-time payment in an amount equal to the sum of his base salary plus the average bonus paid to him for the two years immediately prior to his death. In the event of 'total disability' or 'partial disability' (each as defined in the New SPS Employment Agreement), Mr. Steinberg will be paid, until the third anniversary of the date of the total disability or the fifth anniversary of the date of the partial disability (or until the end of the Extended Term, whichever is earlier), his base salary and a bonus in an amount equal to the average bonus paid to him for the two years immediately preceding such disability (less any amounts paid to him under any of the Company's other disability plans). In addition, the New SPS Employment Agreement provides that for purposes of the Company Supplemental Pension Plan, Mr. Steinberg's benefits will be calculated using his total base salary and bonus compensation and Mr. Steinberg will be credited for all years of actual service with the Company and with all years until the end of the Extended Term (unless he is terminated for 'cause,' in which event he will only be credited with all years of actual service).

     Mr. Saul P. Steinberg also entered into a new employment agreement with Reliance Insurance on substantially the same terms as the New SPS Employment Agreement (except that Mr. Steinberg's base salary as in effect on January 1, 1996 from Reliance Insurance was $284,375) (together with the New SPS Employment Agreement, the 'New SPS Employment Agreements').

     Mr. Steinberg's 1995 compensation was based on his prior employment agreements with the Company and Reliance Insurance, which were replaced by the New SPS Employment Agreements and which would have otherwise terminated in January 1997. The prior employment agreements provided for base salaries for Mr. Steinberg of $1,465,625 and $284,375, from the Company and Reliance Insurance, respectively, and for bonuses payable in accordance with the terms of the Executive Bonus Plan or any other executive bonus plan then in effect which meets the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code').


     In February 1996, Mr. Robert M. Steinberg entered into employment agreements with the Company and Reliance Insurance on substantially the same terms as the New SPS Employment Agreements (the 'New RMS Employment Agreements'). The base salaries effective on February 15, 1996 for Robert M. Steinberg from the Company and Reliance Insurance were $1,060,000 and $265,000, respectively. Pursuant to the terms of Robert M. Steinberg's new employment agreement with the Company, his base salary may be reduced by not more than 15% by the Board of Directors (or any duly empowered committee thereof) for any year in which the base salary of the chief executive officer is similarly reduced. Mr. Steinberg's 1995 compensation was based on his prior employment agreements with the Company and Reliance Insurance, which were replaced by the New RMS Employment Agreements and which would have otherwise terminated in December 1999. The prior employment agreements provided for base salaries for Mr. Steinberg of $920,000 and $230,000 from the Company and Reliance
Insurance, respectively, and for bonuses payable in accordance with the terms of the Executive Bonus Plan or any other executive bonus plan then in effect which meets the requirements of Section 162(m) of the Code.

     In February 1996, each of Messrs. George E. Bello, Executive Vice President and Controller of the Company, and Lowell C. Freiberg, Senior Vice President and Chief Financial Officer of the Company, entered into employment agreements with the Company (collectively, the 'Executive Employment Agreements') on substantially the same terms as the New RMS Employment Agreements. The base salaries as in effect on January 1, 1996 for Messrs. Bello and Freiberg were $625,000 and $600,000, respectively. Pursuant to the terms of the Executive Employment Agreements, the base salary of each of Messrs. Bello and Freiberg may be reduced by not more than 15% by the Board of Directors (or any duly empowered committee thereof) for any year in which the chief executive officer's and the chief operating officer's base salaries are similarly reduced.

     The 1996 bonuses for Saul P. Steinberg and Robert M. Steinberg from the Company and Reliance Insurance and for George E. Bello and Lowell C. Freiberg from the Company will be paid in accordance with the terms of the amended Executive Bonus Plan being submitted to the Company's stockholders for a vote at the Annual Meeting, assuming stockholder approval of such amended plan (the 'Amended Executive Bonus Plan'). The Amended Executive Bonus Plan provides for a bonus of up to 115% of annual base salary if certain preestablished, objective performance goals are achieved and an additional bonus of up to 85% of annual base salary if a minimum of eight of those goals are achieved and the thresholds for either or both of specified, preestablished, objective performance goals relating to shareholders' equity and average return on shareholders' equity are achieved. See 'Proposal 2--Approval of the Amended Reliance Group Holdings, Inc. Executive Bonus Plan.'

REPORT OF COMPENSATION COMMITTEES OF THE BOARD

     Three separate committees of the Board of Directors of the Company are responsible for reviewing and determining the overall compensation of executive officers of the Company. The Regular Compensation Committee is responsible for reviewing and approving the compensation of all senior officers of the Company who are not Directors. The Special Compensation Committee is responsible for reviewing and approving the compensation of executive officers who are Directors of the Company, which includes all of the named executive officers, and of the principal executive officers of the Company's insurance operations. These committees are together referred to below as the 'Compensation Committees.' In addition, the Stock Option Committee of the Board approves determinations as to the award of stock options and stock appreciation rights for officers and key employees of the Company under the Company's 1986 and 1994 Stock Option Plans (except, under the 1994 Plan, with respect to the executive officers, which decisions are made by the Special Compensation Committee). Both the Special Compensation Committee and the Stock Option Committee are comprised solely of outside Directors.

I. Executive Compensation Philosophy

     The executive compensation policies of the Company, as applied by the Compensation Committees and the Stock Option Committee during 1995, are designed to align compensation with the interests of the Company's stockholders. The goals of the Company are to attract and retain executives whose abilities are critical to the success of the Company, to support a performance-oriented environment that rewards individual initiative and achievement, to establish a relationship between compensation and the attainment of corporate objectives and to reward executives for the enhancement of long-term stockholder value. The Compensation Committees and the Stock Option Committee specifically endorse the position that stock-based compensation and stock ownership by executives are an important element in aligning the interests of executives with the stockholders and in enhancing stockholder value.

II. Elements of Executive Compensation

     The compensation package for executive officers of the Company, including the Company's Chief Executive Officer, consists of the following basic elements.

     A. Base Salary. The base salaries of executive officers of the Company are set on an individual basis and are designed to enhance the Company's ability to attract and retain highly qualified key executives. Salaries bear a direct relationship to the executive's level of responsibility and reflect his individual talents and skills and are not directly determined by specific reference to overall corporate performance. The base salaries of Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg are subject to the terms of individual employment agreements. See 'Employment Contracts.'

     B. Annual Bonus. The annual bonus paid to executive officers is a critical element of compensation designed to reward the achievement of short-term corporate goals, as well as individual productivity and performance. The Regular Compensation Committee determines the amounts of the bonuses paid to executive officers (other than the executive officers who are Directors of the Company) based upon performance of the Company and its subsidiaries during the year, as well as upon the contribution of the individual executive to such performance. The bonuses for the named executive officers (other than James E. Yacobucci) (the 'Executive Bonus Plan Officers') are paid in accordance with the terms of the Executive Bonus Plan. The Executive Bonus Plan provides for a maximum bonus equal to 115% of annual base salary if certain preestablished, objective performance goals are achieved by the Company and its subsidiaries, including the property and casualty operations of the Company ('Reliance Insurance Group') and the title insurance operations of the Company ('CLTIC'). Pursuant to the Executive Bonus Plan, each of the Executive Bonus Plan Officers will be paid a bonus equal to 115% of his annual base salary from the Company and its subsidiaries in the event that at least eight of fourteen performance goals enumerated in the Executive Bonus Plan are achieved. In the event that fewer than eight of the performance goals are achieved, each Executive Bonus Plan Officer's bonus is reduced by 5% of his respective base salary multiplied by the difference between the number of goals achieved and 'eight.' In the event that fewer than two goals are achieved, the Executive Bonus Plan Officers will not be paid any bonus under the Executive Bonus Plan. The business criteria on which the performance goals enumerated in the Executive Bonus Plan are based are (i) the average return on shareholders' equity of the Company, (ii) the combined ratio of the Reliance Insurance Group,
(iii) the total return on the combined investment portfolio of the Reliance Insurance Group and CLTIC, (iv) the amount of pretax net realized capital gains of the combined investment portfolio of the Reliance Insurance Group and CLTIC,
(v) the pretax operating income (exclusive of capital gains) of the Reliance Insurance Group, (vi) net premiums written of the Reliance Insurance Group,
(vii) pretax operating income (exclusive of realized capital gains) of CLTIC,
(viii) net premiums earned of CLTIC, (ix) the price of the Common Stock, (x) pretax operating earnings per share (exclusive of realized capital gains of the combined investment portfolio of the Reliance Insurance Group and CLTIC) of the Company, (xi) net investment income of the combined investment portfolio of the Reliance Insurance Group and CLTIC, (xii) debt to capitalization ratio of the Company as of the end of the applicable calendar year and (xiii) shareholders' equity of the Company as of the end of the applicable calendar year.

     The 1996 bonuses for the Executive Bonus Plan Officers will be paid in accordance with the Amended Executive Bonus Plan, assuming stockholder approval thereof. The Amended Executive Bonus Plan provides for a bonus of up to 115% of annual base salary if certain preestablished, objective performance goals are achieved and an additional bonus of up to 85% of annual base salary if a minimum of eight of those goals are achieved and the thresholds for either or both of specified preestablished, objective performance goals relating to shareholders' equity and average return on shareholders' equity are achieved.
If the Amended Executive Bonus Plan is not approved by the Company's stockholders the bonuses for the Executive Bonus Plan Officers will continue to be paid in accordance with the existing Executive Bonus Plan. See 'Proposal 2--Approval of the Amended Reliance Group Holdings, Inc. Executive Bonus
Plan.'

     The bonus for James E. Yacobucci is paid in accordance with the terms of the executive bonus plan for James E. Yacobucci (the 'Yacobucci Plan'). Such plan provides that, subject to the discretion of the Special Compensation Committee to reduce or eliminate the bonus, Mr. Yacobucci may earn a maximum annual bonus of 400% of his 'base salary,' which for purposes of the Yacobucci Plan is defined as being $1,000,000, if a preestablished, objective performance goal based upon the total return earned during such year on a portion of the consolidated investment portfolio of the Company and its subsidiaries is achieved. The return earned during any year shall include interest and dividend income, realized gains and losses, and unrealized appreciation and depreciation. Responsibility for payment of any bonuses payable under the Yacobucci Plan will be allocated between the Company and any subsidiary in proportion to the amount of base salary paid to Mr. Yacobucci for such year by the Company and such subsidiary. Mr. Yacobucci's salary has always been paid by Reliance Insurance.

     C. Stock Options. Stock option awards provide the most significant element of long-term compensation to executives. Stock options provide compensation in a manner that is intrinsically related to long-term corporate performance and stockholder value because the value of stock options is determined solely by movements in the Company's stock price over the term of the options. Stock option awards are granted at the discretion of the Stock Option Committee (except, under the 1994 Stock Option Plan, in the case of the executive officers of the Company with respect to which the grants are made by the Special Compensation Committee), which makes its determinations based on a variety of factors, including the level of responsibility and performance of the executive, his ability to affect stockholder value and the amount of past option grants to the executive. The Company's 1986 Stock Option Plan also permits the award of stock appreciation rights.

     D. Retirement Plans. The Company has designed a retirement benefit program to provide executives with retirement compensation that is competitive within its industry and promotes the long-term employment of its executives. The program includes the SIP, which enables participants to contribute a portion of their compensation on a pretax and an after-tax basis and provides for matching contributions. In addition, the Company maintains the Company Pension Plan, a tax-qualified plan, and the Company Supplemental Pension Plan, which together provide a retirement benefit that is a function of an executive's compensation and years of service with the Company. Certain executive officers of the Company participate in the Reliance Insurance Pension Plan, a tax-qualified plan, and the Reliance Insurance Supplemental Pension Plan, which together provide a retirement benefit that is a function of an executive's compensation and years of service with Reliance Insurance.

     E. Subsidiary Compensation. A portion of the salary and bonuses of Saul P. Steinberg and Robert M. Steinberg and all of the salary and bonus of James E. Yacobucci are paid by Reliance Insurance, the principal operating subsidiary of the Company. The amounts paid by Reliance Insurance are included in the 'Salary' and 'Bonus' columns of the Summary Compensation Table above.

III. 1995 Compensation of Executive Officers Other than the CEO

     The Compensation Committees and the Stock Option Committee took actions with respect to executive compensation during 1995 that were consistent with the Company's compensation philosophy and reflected an emphasis on performance-based compensation.

     The Regular Compensation Committee considered and increased the base salary for three executive officers of the Company in 1995 who are not Directors of the Company. In accordance with the Company's compensation policies, no other executive officer was eligible to be considered for an increase in base salary during 1995. The Stock Option Committee did not grant any stock options to executive officers of the Company during 1995 in light of the grants made to them in prior years. The Special Compensation Committee did not consider any adjustments to the base salaries of the named executive officers in 1995, except in the case of Robert M. Steinberg, who received an increase in base salaries of $140,000 and $35,000, respectively, from the Company and Reliance Insurance. Those increases became effective February 15, 1996 and did not affect Mr. Steinberg's 1995 base salaries. The Special Compensation Committee determined to increase Mr. Steinberg's base salaries and the amount of those increases based on his contribution to the significant business accomplishments achieved by the Company and its subsidiaries in 1994 and 1995. These accomplishments include an overall improvement in the financial performance of the Company and the results of its operating units, including a significant increase in the Company's operating and net income over prior years and an improvement in the combined ratio of the Company's property and casualty operations to a level superior to the industry average. The Special Compensation Committee also considered Mr. Steinberg's leadership role as chief operating officer of the Company during a period of transformation of the Company's operating units in which they have changed their focus to more specialized and less-traditional risks and have improved and decentralized their actuarial, underwriting and claims management disciplines in order to successfully compete in a changing environment. The increase in Mr. Steinberg's 1996 base salaries is the first increase Mr. Steinberg has been granted since 1988.

     The annual bonuses for 1995 of the Executive Bonus Plan Officers were paid to such persons in accordance with the terms of the Executive Bonus Plan. All of the performance goals enumerated in the Executive Bonus Plan were achieved by the Company and its subsidiaries in 1995, except for the total return on the combined investment portfolio of the Reliance Insurance Group and CLTIC, pretax operating income (exclusive of realized capital gains) of CLTIC and net premiums earned of CLTIC. Based on these achievements, in accordance with the terms of the Executive Bonus Plan, the Executive Bonus Plan Officers each received bonuses equal to 115% of their base salaries for 1995. The 1996 bonuses for the Executive Bonus Plan Officers will be paid in accordance with the Amended Executive Bonus Plan, assuming stockholder approval thereof. See 'Proposal 2--Approval of the Amended Reliance Group Holdings, Inc. Executive Bonus Plan.'

     The total return earned in the consolidated investment portfolio of the Company and its subsidiaries exceeded the threshold in the Yacobucci Plan. Therefore, James E. Yacobucci was paid his annual bonus for 1995 pursuant to the Yacobucci Plan. The Special Compensation Committee determined the amount of Mr. Yacobucci's bonus (which pursuant to the Yacobucci Plan could not exceed 400% of his base salary (as defined in the Yacobucci Plan)) after considering the performance of a portion of the investment portfolio against the Standard & Poor's 500, the performance of the portfolio as compared to the prior year, the return on the fixed income portion of the investment portfolio and Mr. Yacobucci's ability to maximize these returns and achieve these results while maintaining a diverse and liquid portfolio. The Special Compensation Committee also considered other indices deemed appropriate by the Special Compensation Committee and Mr. Yacobucci's performance as head of the investment department of the Company and its subsidiaries.

     At the beginning of 1996, the Regular Compensation Committee determined the amount of the bonuses of executive officers (other than the Executive Bonus Plan Officers and James E. Yacobucci) for 1995 by taking into account the performance goals enumerated in the Executive Bonus Plan and the role of the individual executives in enabling the Company to achieve such goals. The Regular Compensation Committee did not assign objective or relative weights to the performance goals, all of which contributed favorably in the determination of annual bonuses for 1995.

IV. 1995 Chief Executive Officer Compensation

     The compensation of Mr. Saul P. Steinberg, the Company's Chief Executive Officer, is determined by the Special Compensation Committee. Mr. Steinberg's salaries from the Company and Reliance Insurance for 1995 were established in 1992 (and reduced effective January 1, 1994) and incorporated in his employment agreements. Mr. Steinberg's bonuses for 1995 from the Company and Reliance Insurance were paid in accordance with the terms of the Executive Bonus Plan. All of the performance goals set forth in the Executive Bonus Plan, except those described under '1995 Compensation of Executive Officers Other than the CEO' were achieved by the Company and its subsidiaries in 1995, and, therefore, Mr. Steinberg received bonuses for 1995 equal to 115% of his base salary from each of the Company and Reliance Insurance. In February 1996, Mr. Steinberg entered into the New SPS Employment Agreements with the Company and Reliance Insurance, which contracts did not affect his 1995 compensation. Mr. Steinberg's 1996 bonuses from the Company and Reliance Insurance will be paid in accordance with the Amended Executive Bonus Plan, assuming stockholder approval thereof. See 'Employment Contracts' and 'Proposal 2--Approval of the Amended Reliance Group Holdings, Inc. Executive Bonus Plan.'

V. Compensation Deduction Limitation

     Beginning in 1994, a new federal law disallowed corporate tax deductibility for certain compensation in excess of $1,000,000 paid to each of a company's chief executive officer and its four other most highly paid executive officers. One of the exceptions to the deductibility limitation is for 'performance-based compensation,' provided stockholder approval and other requirements are met. Each of the Executive Bonus Plan, the Yacobucci Plan and the Reliance Group Holdings, Inc. 1994 Stock Option Plan is intended to meet the requirements of the new law and thereby preserve deductibility of both cash bonuses and stock option compensation. The Special Compensation Committee has determined that the Company should seek to qualify future cash bonuses under the Amended Executive Bonus Plan, as 'performance-based compensation.' Accordingly, the Amended Executive Bonus Plan is being submitted to stockholders at the Annual Meeting and is intended to meet the requirements of the new law and thereby preserve deductibility of cash bonuses. Except in the cases of Saul P. Steinberg, Robert
M. Steinberg and James E. Yacobucci, the 1995 base salaries of the named executive officers did not exceed $1,000,000 and were fully deductible. The 1995 base salary of Saul P. Steinberg should qualify for the exception to the deductibility limitation for certain preexisting contracts and should be fully deductible. The portions of the base salaries of Robert M. Steinberg and James
E. Yacobucci that exceed $1,000,000 are not, and the portions of the future base salaries of Saul P. Steinberg that exceed $1,000,000 will not be, deductible. The lack of deductibility of the portions of the base salaries of Robert M.

Steinberg and James E. Yacobucci did not have a material effect on the Company's 1995 tax liability. The Company believes that stock option compensation under the 1986 Stock Option Plan will not be affected by the deductibility limitation.

  SPECIAL COMPENSATION       REGULAR COMPENSATION
       COMMITTEE                  COMMITTEE           STOCK OPTION COMMITTEE
- ------------------------   ------------------------   ------------------------
George R. Baker              Saul P. Steinberg        George R. Baker
Thomas J. Stanton, Jr.       Robert M. Steinberg      Jewell Jackson McCabe
                             Jewell Jackson McCabe    Irving Schneider

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the Company's cumulative total shareholder return on Common Stock for 1991 through 1995 with the returns of the Media General Composite Index of 8,000 Public Companies, the MG Industry Group 262--Fire, Marine, Casualty and Title (the 'MG Group Index-262') and the MG Industry Group 26--Insurance. The graph assumes $100 was invested on January 1, 1991, with all dividends fully reinvested. In the Company's prior proxy statements, the industry index used for comparison purposes was the MG Industry Group 26--Insurance, which included companies that underwrite life insurance and personal lines property and casualty insurance. The Company exited the life insurance business in mid-1993 (approximately the mid-point of the measurement period shown in the performance graph set forth below) and has since substantially withdrawn from other traditional personal lines and believes that the MG Group Index-262, which excludes companies that underwrite life insurance and personal lines property and casualty insurance, will provide a more relevant comparison on a going-forward basis. For purposes of inclusion in or exclusion from an industry index, a company that 'underwrites life and/or personal lines property and casualty insurance' is a company for which life and/or personal lines property and casualty insurance premiums represent 50% or more of gross revenues.



Company                       1990     1991     1992     1993     1994     1995
- -------                       ----     ----     ----     ----     ----     ----

Reliance Group                 100     94.93   149.52   204.11   139.85   243.58
MG Group Index - 262           100    126.87   149.59   153.21   151.75   217.63
Media General Index            100    129.09   134.25   154.11   152.83   198.15
MG Group Index 26 - Insurance  100    130.89   158.26   168.56   162.91   233.43

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Regular Compensation Committee of the Board of Directors consists of

Saul P. Steinberg, Robert M. Steinberg and Jewell Jackson McCabe. Saul P. Steinberg and Robert M. Steinberg are both officers and employees of the Company. The Special Compensation Committee and the Stock Option Committee of the Board of Directors are comprised solely of the following outside directors:
Special Compensation Committee, George R. Baker and Thomas J. Stanton, Jr and; Stock Option Committee, George R. Baker, Jewell Jackson McCabe and Irving Schneider. Mr. Carter Burden, a director of the Company who died in early 1996, was a member of the Stock Option Committee for the entire 1995 year. See 'Proposal 1--Election of Directors--Board of Directors and Committees.'

     A Company subsidiary is the general partner of Reliance Figueroa Associates Limited Partnership ('Reliance Figueroa'), a limited partnership which owns apartment buildings and commercial properties. As general partner of Reliance Figueroa, the Company subsidiary will receive 48% of any cumulative net profits (as defined) realized from the activities of Reliance Figueroa and will receive the benefit of any tax losses. The remainder of any cumulative net profits are allocated to the limited partners of Reliance Figueroa, including Saul P. Steinberg, who has a limited partnership interest of 56%, and Robert M. Steinberg, whose limited partnership interest is 24%. The limited partnership interests of other executive officers of the Company are set forth below under 'Related Party Transactions.' Reliance Financial Services Corporation ('RFS'), a subsidiary of the Company, guarantees certain indebtedness of Reliance Figueroa, for which RFS receives a fee of .5% per annum of the average outstanding debt covered by such guarantees. The amount of indebtedness guaranteed by RFS as of March 31, 1996 was $38,000,000, the largest amount of such indebtedness outstanding since January 1, 1995. The guaranteed indebtedness matures on December 29, 1996. The Company believes that, to the extent that such indebtedness cannot be fully refinanced at maturity, Reliance Figueroa will need to seek additional financing from other sources, which may include the Company. The Company has provided Reliance Figueroa with an $8,000,000 subordinated revolving credit facility, under which borrowings bear interest at a rate of 10% per annum and which matures on June 30, 2005. The Company receives a commitment fee of .5% per annum, payable quarterly, on the unused portion of the revolving credit facility. The amount of indebtedness outstanding under the revolving credit facility as of April 10, 1996 was $7,268,000, the largest amount of such indebtedness outstanding since January
1, 1995.

     In September 1995, Reliance Insurance invested $250,000 in Flip Records Incorporated ('Flip') for 24.8% of the outstanding common stock of Flip. Separately, Saul P. Steinberg's son invested $250,000 for an equal interest in Flip.

     The Company believes that the consideration received and/or paid by it for the related party transactions described above represented fair market value to the Company. Except as set forth above, the consideration received and/or paid by the Company was determined by negotiations between the parties involved in each transaction and, in the case of Reliance Figueroa, was approved by the Special Committee of the Company's Board of Directors, which is comprised solely of outside directors.

                           RELATED PARTY TRANSACTIONS

     A description of certain transactions between the Company and Reliance

Figueroa is set forth above under 'Compensation Committee Interlocks and Insider Participation.' The limited partners of Reliance Figueroa include the following additional executive officers of the Company who hold the following limited partnership interests: Messrs. Bello (3.8%), Freiberg (2.5%), Henry A. Lambert (3.8%), Dennis J. O'Leary (.635%), Philip S. Sherman (.635%), Bruce L. Sokoloff (1.3%) and Howard E. Steinberg (1.3%).

     During 1995, the Company contracted for certain printing services with an unaffiliated printing firm which subcontracted such services with a printing company in which a brother-in-law of Messrs. Saul P. Steinberg and Robert M. Steinberg, Joseph Jurist, holds a material interest. Including amounts received pursuant to that subcontracting arrangement, such printing company received approximately $190,000 relating to services provided to the Company and its subsidiaries. Substantially all of the amount paid by the Company was based on a competitive bidding process and the Company believes such amount represented fair market value to the Company.

  PROPOSAL 2--APPROVAL OF THE AMENDED RELIANCE GROUP HOLDINGS, INC. EXECUTIVE
                                   BONUS PLAN

     At the 1994 Annual Meeting of Stockholders, the Company's stockholders approved the Executive Bonus Plan which had been recommended to them by the Special Compensation Committee of the Board of Directors. The Special Compensation Committee has now approved (subject to approval by the Company's stockholders for purposes of Section 162(m) of the Code) and recommends to the Company's stockholders the Amended Executive Bonus Plan providing for bonuses of up to 85% of annual base salary in addition to the current 115% maximum now available under the existing Executive Bonus Plan. Pursuant to the Amended Executive Bonus Plan, the additional bonus of up to 85% will only be available to the Executive Bonus Plan Officers if the 115% is earned by them and the thresholds for either or both of specified preestablished, objective performance goals relating to shareholders' equity and average return on shareholders' equity are achieved. In the event that the Company's stockholders do not approve the Amended Executive Bonus Plan, bonuses will continue to be paid to the Executive Bonus Plan Officers in accordance with the existing Executive Bonus Plan.

     Pursuant to the Executive Bonus Plan and the Amended Executive Bonus Plan, the chief executive officer of the Company and each of the four other most highly compensated officers of the Company in any given year ('covered employees'), other than a covered employee who is the subject of another performance-based bonus plan, is or will be entitled to receive, in respect of a given calendar year, a bonus of up to 115% of his annual base salary from the Company and its subsidiaries depending upon the achievement by the Company and its subsidiaries, including the property and casualty operations of the Company (such property and casualty operations being hereinafter referred to as the 'Reliance Insurance Group') and the title insurance operations of the Company ('CLTIC'), of certain performance goals. Responsibility for payment of any bonuses payable under the Executive Bonus Plan is, and under the Amended Executive Bonus Plan will be, allocated between the Company and any subsidiary in proportion to the amount of base salary paid to a covered employee by the Company and such subsidiary.


     Pursuant to the Executive Bonus Plan and the Amended Executive Bonus Plan, each covered employee is or will be paid (within sixty days of the end of the relevant calendar year) a bonus equal to 115% of his annual base salary from the Company and its subsidiaries (as in effect on January 1, 1994, increased by no more than 10% per year on a compound basis but with such base salary amount limited to the employee's actual base salary for a given year) in the event that at least eight of the fourteen performance goals enumerated in the Executive Bonus Plan and the Amended Executive Bonus Plan are achieved (the 'Original Performance Goals'). In the event that fewer than eight of the Original Performance Goals are achieved, each covered employee's bonus is or will be reduced by 5% of his respective base salary multiplied by the difference between the number of goals achieved and 'eight.' In the event that fewer than two goals are achieved, the covered employees are not paid any bonus under the Executive Bonus Plan or the Amended Executive Bonus Plan.

     For purposes of determining achievement of performance goals, unless otherwise stated, all calculations are made with respect to the particular calendar year for which incentive based compensation is to be calculated and, unless otherwise stated, all calculations are made in accordance with generally accepted accounting principles ('GAAP'), except for calculations with respect to combined ratios, which are made in accordance with statutory accounting practices utilized by property and casualty insurance companies. The business criteria on which the Original Performance Goals are based are (i) the average return on shareholders' equity of the Company, (ii) the combined ratio of the Reliance Insurance Group, (iii) the total return on the combined investment portfolio of the Reliance Insurance Group and CLTIC, (iv) the amount of pretax net realized capital gains of the combined investment portfolio of the Reliance Insurance Group and CLTIC, (v) the pretax operating income (exclusive of capital gains) of the Reliance Insurance Group, (vi) net premiums written of the Reliance Insurance Group, (vii) pretax operating income (exclusive of realized capital gains) of CLTIC, (viii) net premiums earned of CLTIC, (ix) the price of the Common Stock, (x) pretax operating earnings per share (exclusive of realized capital gains of the combined investment portfolio of the Reliance Insurance Group and CLTIC) of the Company, (xi) net investment income of the combined investment portfolio of the Reliance Insurance Group and CLTIC, (xii) debt to capitalization ratio of the Company as of the end of the applicable calendar year and (xiii) shareholders' equity of the Company as of the end of the applicable calendar year.

     The Amended Executive Bonus Plan would increase the potential amount of performance-based compensation that the Executive Bonus Plan Officers (who include each of the named executive officers, except James E. Yacobucci) will be eligible to receive for a given year if they have contributed to the creation of significantly enhanced value for the Company's stockholders in that year as measured by shareholders' equity and average return on shareholders' equity. Pursuant to the Amended Executive Bonus Plan, if at least eight of the Original Performance Goals are achieved in a given year, the Executive Bonus Plan Officers will be eligible to receive bonuses for that year, in addition to the 115% of their respective annual base salaries payable under the existing Executive Bonus Plan, of up to 85% of their respective annual base salaries, if either or both of specified preestablished, objective performance goals relating to shareholders' equity (calculated for any given year in accordance with GAAP but adjusted for dividends declared on the Common Stock during that year) and average return on shareholders' equity are achieved. In no event will an Executive Bonus Plan Officer be entitled to receive more than an additional 85% of his annual base salary as a result of the terms of the Amended Executive Bonus Plan.

     The Special Compensation Committee has the authority to administer the Executive Bonus Plan, including the authority to modify the specific targets for the performance goals determined by the Special Compensation Committee under the Executive Bonus Plan in advance of the deadlines applicable under Section 162(m) of the Code. The Special Compensation Committee has the discretion to reduce or eliminate amounts payable under the Executive Bonus Plan to any covered employee who the Special Compensation Committee determines has breached a duty to the Company which has or will result in material harm to the Company. The Special Compensation Committee also has the authority to amend or terminate the Executive Bonus Plan. The Special Compensation
Committee will not be liable for any action or determination made in good faith with respect to the Executive Bonus Plan. The Amended Executive Bonus
Plan will not affect the authority granted to or the liability of the Special Compensation Committee under the Executive Bonus Plan.

     The following table sets forth the amounts which would have been received by the named executive officers (other than James E. Yacobucci) under the Amended Executive Bonus Plan if the Amended Executive Bonus Plan were in effect for 1996 but with the percentage of the bonus payable based on the Company's performance in 1995. No other officers or employees of the Company and no Director (who is not also one of the five most highly compensated executive officers) of the Company is entitled to participate in the Amended Executive Bonus Plan.

                                                 RELIANCE GROUP
                                                 HOLDINGS, INC.
                                              EXECUTIVE BONUS PLAN
                                              --------------------
              NAME AND POSITION               DOLLAR VALUE ($)(1)
   ----------------------------------------   --------------------
   Saul P. Steinberg
   Chairman of the Board & Chief Executive
   Officer.................................      $3,500,000
   Robert M. Steinberg
   President & Chief Operating Officer.....       2,650,000
   George E. Bello
   Executive Vice President & Controller...       1,250,000
   Lowell C. Freiberg
   Senior Vice President & Chief Financial
   Officer.................................       1,200,000
   All Executive Officers as a Group.......      $8,600,000
                                                 ----------
                                                 ----------

- ------------------
(1) If the Amended Executive Bonus Plan had been in effect for the past five years, the Executive Bonus Plan Officers would have received no additional bonus under the Amended Executive Bonus Plan in two years, the maximum additional bonus payable under the Amended Executive Bonus Plan for one year in addition to 1995 and an additional 70% bonus in one year.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Amended Executive Bonus Plan is being submitted for stockholder approval so that the amounts paid thereunder meet the requirements under the Code to be deductible by the Company. The Amended Executive Bonus Plan will be approved by the stockholders if a majority of the votes present or represented and entitled to vote at the Annual Meeting vote FOR approval of the Amended Executive Bonus Plan. Shares will be counted as voting 'against' this proposal if they are voted either 'against' or to 'abstain.' Broker non-votes will not change the number of votes cast for or against this proposal, and will not be treated as shares entitled to vote. In the event that such stockholder approval is not obtained, bonuses will continue to be paid to the Executive Bonus Plan Officers under the current terms of the Executive Bonus Plan. However, members of the Steinberg Group have informed the Company that they intend to vote FOR approval of the Amended Executive Bonus Plan, and, therefore, such approval is virtually assured. Your Board of Directors recommends a vote FOR approval of the Amended Executive Bonus Plan.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP as the independent auditors to audit the consolidated financial statements of the Company for the year 1996.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING

     Stockholders who intend to present proposals at the 1997 annual meeting of stockholders must submit such proposals to the Company no later than December 15, 1996 in order for them to be included in the Company's proxy materials for such meeting. Stockholder proposals must be submitted to the Company, at Park Avenue Plaza, 55 East 52nd Street, New York, New York 10055, Attention:
Corporate Secretary.

                OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

     The Board of Directors knows of no other matter to be presented which is a proper subject for action by the stockholders at the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting, it is intended that proxies given pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                                          By Order of the Board of Directors,

                                             Reliance Group Holdings, Inc.

                                              Howard E. Steinberg,
                                               Corporate Secretary

                         RELIANCE GROUP HOLDINGS, INC.

                        ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 1996

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         RELIANCE GROUP HOLDINGS, INC.

     The undersigned hereby appoints Saul P. Steinberg and Howard E. Steinberg, and each of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all the shares of common stock of Reliance Group Holdings, Inc. held of record by the undersigned on March 11, 1996, at the Annual Meeting of Stockholders to be held on May 8, 1996 or any adjournments thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein and FOR approval of Proposal 2.

                           o FOLD AND DETACH HERE o

This Proxy, when properly executed, will be voted in the manner directed herein or, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES NAMED BELOW AND FOR PROPOSAL 2.

                        Please mark your votes as indicated in this example /X/


1. Election of Directors.

    FOR all nominees              WITHHOLD              George R. Baker
  listed to the right             AUTHORITY             George E. Bello
(except as marked to the   to vote for all nominees     Dennis A. Busti
 contrary to the right)       listed to the right       Lowell C. Freiberg
                                                        Thomas P. Gerrity
          / /                        / /                Jewell J. McCabe
                                                        Irving Schneider
                                                        Bernard L. Schwartz
                                                        Richard E. Snyder
                                                        Thomas J. Stanton, Jr.
                                                        Robert M. Steinberg
                                                        Saul P. Steinberg
                                                        James E. Yacobucci

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

_____________________________________________________________________________



2. Approval of the Amended Reliance Group Holdings, Inc. Executive Bonus Plan.

                       FOR      AGAINST        ABSTAIN

                       / /        / /            / /



3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.


Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated:  ________________________________, 1996




______________________________________________
Signature


______________________________________________
Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                           o FOLD AND DETACH HERE o

                                   APPENDIX

                        RELIANCE GROUP HOLDINGS, INC.
                            EXECUTIVE BONUS PLAN

                                  ARTICLE I
                                   Purpose

     1.1 The purpose of this Plan is to provide performance-based compensation to Covered Employees. This Plan, which is intended to comply with the requirements of Section 162(m) of the Code and of proposed Regulation
Section 1.162-27, is designed to enhance the Company's ability to retain and reward key executives who contribute materially to the success of the Company by providing them the opportunity to earn meaningful compensation tied to the Company's performance under the predetermined criteria set forth herein.

                                 ARTICLE II
                                 Definitions

     2.1 Capitalized terms used in this Plan shall have the meanings set forth below.

          "Base Salary" means the annual base salary of a Covered Employee as in effect on January 1, 1994 (increased by 10% each year, on a compound basis, but in no event more, as to any year, than the Covered Employee's actual annual base salary for such year as so increased) paid by the Company and any Subsidiary.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "CLTIC" means the title insurance operations of the Company.

          "Company" means Reliance Group Holdings, Inc.

          "Compensation Committee" means the Special Compensation Committee of the Board of Directors of the Company, comprised solely of two or more outside directors as defined in Section 162(m) of the Code and the regulations promulgated thereunder.

          "Covered Employee" is as defined under Section 162(m)(3) of the Code.

          "GAAP" means generally accepted accounting principles.

          "Industry" means those U.S. property and casualty stock insurance companies for which aggregate statistical data are reported by a recognized insurance industry rating or reporting service.

          "Plan" means this Executive Bonus Plan.

          "Reliance Insurance Group" means the property and casualty operations of the Company.

          "SAP" means the statutory accounting practices utilized by property and casualty insurance companies.

          "Subsidiary" means a company 50% or more of whose voting capital stock is held, directly or through one or more Subsidiaries, by the Company.

                                 ARTICLE III
                            Shareholder Approval

     3.1 The material terms of the performance goals under this Plan, including the bonuses to be paid upon the attainment of the goals, shall be disclosed to the shareholders of the Company and shall be submitted to the shareholders for their approval, by affirmative votes of a majority of the votes cast in a separate vote, at the annual meeting next following the date of adoption of this Plan by the Compensation Committee. Subsequent disclosure to, and approvals by, the shareholders of the Company shall be made and obtained, respectively, to the extent required by the relevant provisions of
Section 162(m) of the Code and the regulations promulgated thereunder. No amounts shall be paid under this Plan unless the requisite shareholder approval of such payments under Section 162(m) of the Code shall have been obtained.

                                 ARTICLE IV
               Participants; Preestablished Performance Goals

     4.1 This Plan shall apply as to any year only to persons who are Covered Employees for such year.

     4.2 The performance goals applicable to all Covered Employees, other than any Covered Employee with a separate performance-based bonus plan with the Company, shall be established in accordance with paragraph 4.3 hereof and shall be related to the following criteria:

          (a) average return on shareholders' equity of the Company for the 12 months ending December 31 of the year to which performance-based compensation is applicable, calculated in accordance with GAAP;

          (b) combined ratio of the Reliance Insurance Group for the 12 months ending December 31 of the year to which performance-based compensation is applicable, calculated in accordance with SAP, compared to the combined ratio of the Reliance Insurance Group for the preceding 12 month period, calculated in accordance with SAP;

          (c) combined ratio of the Reliance Insurance Group for the 12 months ending December 31 of the year to which performance-based compensation is applicable, calculated in accordance with SAP, compared to the combined ratio of the Industry (as reported on an estimated basis) for the comparable period, calculated in accordance with SAP;

          (d) total return on the combined investment portfolio of the Reliance Insurance Group and CLTIC for any calendar year to which performance-based compensation is applicable;

          (e) amount of pre-tax net realized capital gains, calculated in accordance with GAAP, of the combined investment portfolio of the Reliance Insurance Group and CLTIC during any calendar year to which performance-based compensation is applicable;

          (f) pre-tax operating income (exclusive of capital gains), calculated in accordance with GAAP, of the Reliance Insurance Group for any calendar year to which performance-based compensation is applicable;

          (g) shareholders' equity of the Company, calculated in accordance with GAAP, as of the end of any calendar year to which performance-based compensation is applicable;

          (h) net premiums written, calculated in accordance with GAAP, of the Reliance Insurance Group for any calendar year to which performance-based compensation is applicable;

          (i) pre-tax operating income (exclusive of realized capital gains), calculated in accordance with GAAP, of CLTIC for any calendar year to which performance-based compensation is applicable;

          (j) net premiums earned, calculated in accordance with GAAP, of CLTIC for any calendar year to which performance-based compensation is applicable;

          (k) the Company's debt to total capitalization ratio, calculated in accordance with GAAP, as of the end of any calendar year to which performance-based compensation is applicable;

          (l)   the price of the Company's common stock;

          (m) pre-tax operating earnings per share (exclusive of realized capital gains of the combined portfolio of the Reliance Insurance Group and CLTIC), calculated in accordance with GAAP, of the Company for any calendar year to which performance-based compensation is applicable; and

          (n) net investment income, calculated in accordance with GAAP, of the combined investment portfolio of the Reliance Insurance Group and CLTIC for any calendar year to which performance-based compensation is applicable.

     4.3 The specific targets for the performance goals set forth in paragraph 4.2 above shall be as determined by the Compensation Committee at the time of adoption of this Plan by the Compensation Committee. For any year commencing on or after January 1, 1995, the Compensation Committee shall have the discretion (but not be required) to modify such specific targets for the performance goals set forth in paragraph 4.2 above. Any such modification shall be made in writing (which may be through approved minutes) by the Compensation Committee in advance of the deadlines applicable under Section 162(m) of the Code and while the performance relating to the performance goals remains substantially uncertain.

                                  ARTICLE V
                      Calculation and Payment of Bonus

     5.1 All Covered Employees, other than any Covered Employee with a separate performance-based bonus plan, shall be eligible to receive a maximum bonus under this Plan of 115% of their respective Base Salaries.

     5.2 The Compensation Committee shall certify in writing (which may be through approved minutes), prior to payment of any bonus under this Plan, the extent to which the performance goals set forth in paragraph 4.2 hereof have been met.

     5.3 Subject to paragraph 5.4 hereof, all Covered Employees, other than any Covered Employee with a separate performance-based bonus plan, shall be entitled to receive, and shall be paid not later than 60 days after the end of any calendar year to which performance-based compensation is applicable, cash bonuses equal to 115% of their respective Base Salaries if at least eight of the performance goals set forth in paragraph 4.2 hereof have been met. If fewer than eight of such goals have been met, then the bonuses to be paid to such Covered Employees shall be reduced by 5% of their respective Base Salaries multiplied by the difference between the number of goals achieved and the number "eight," provided, however, that if fewer than two goals are achieved, no bonuses shall be paid hereunder. Responsibilities for any bonuses payable under this Plan shall be allocated between the Company and any Subsidiary in proportion to the amount of Base Salary paid to a Covered Employee by the Company and such Subsidiary.

     5.4 The Compensation Committee shall have the discretion to reduce or eliminate amounts payable under this Plan to any Covered Employee who the Compensation Committee determines has breached a duty to the Company which has or will result in material harm to the Company.

                                 ARTICLE VI
                               Non-Exclusivity

     6.1 Nothing in this Plan shall prevent the Company from establishing other incentive plans in which Covered Employees may participate, or from making additional incentive payments to Covered Employees.

                                 ARTICLE VII
                        Authority and Administration

     7.1 Subject to the limitations of the Plan, the Compensation Committee shall have the sole and complete authority to interpret this Plan and to make all the determinations necessary or advisable in the administration of this Plan (including without limitation the determination to amend or terminate this Plan). In furtherance and not in limitation of the foregoing, in the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (ii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iii) any material change in accounting policies or practices affecting the Company and/or the performance goals or targets, then, to the extent any of the foregoing events (or a material effect thereof) was not anticipated at the time the targets were set, the Compensation Committee may make adjustments to the performance goals and/or targets, applied as of the date of the event, and based solely on objective criteria, so as to neutralize, in the Compensation Committee's judgment, the effect of the event on the applicable performance based award.

     7.2 The Compensation Committee shall be entitled to rely on representations and certifications of appropriate officers of the Company with respect to the financial and statistical data set forth in paragraph 4.2 hereof. The Compensation Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. The Compensation Committee shall not be liable for any action or determination made in good faith with respect to this Plan.


                                 AMENDMENT TO
                         RELIANCE GROUP HOLDINGS, INC.
                             EXECUTIVE BONUS PLAN

     The Reliance Group Holdings, Inc. Executive Bonus Plan (the "Plan") was adopted by the Special Compensation Committee of the Board of Directors of Reliance Group Holdings, Inc. (the "Company") on March 10, 1994 and approved by the stockholders of the Company on May 12, 1994. The Plan was amended by the Special Compensation Committee on February 16, 1995. Pursuant to Article VII, Section 7.1 of the Plan, the Special Compensation Committee determined to amend the Plan as set forth below, and by resolution duly adopted at a meeting held on March 27, 1996 voted to approve such amendment, subject to approval of the Company's stockholders in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended at the Annual Meeting of stockholders of the Company scheduled for May 8, 1996. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.


1.   Article IV of the Plan shall be amended to read in its entirety as follows:


                                  "ARTICLE IV
                Participants; Preestablished Performance Goals

     4.1 This Plan shall apply as to any year only to persons who are Covered Employees for such year.

     4.2 The performance goals applicable to all Covered Employees, other than any Covered Employee with a separate performance-based bonus plan with the Company, shall be established in accordance with paragraph 4.3 hereof and shall be related to the following criteria (the "Original Performance Goals") and the criterion set forth in Section 4.2A below (the "Additional Performance Goal" and together with the Original Performance Goals, the "performance goals"):

     (a) average return on shareholders' equity of the Company for the 12 months ending December 31 of the year to which performance-based compensation is applicable, calculated in accordance with GAAP (the "Average Return Goal");

     (b) combined ratio of the Reliance Insurance Group for the 12 months ending December 31 of the year to which performance-based compensation is applicable, calculated in accordance with SAP, compared to the combined ratio of the Reliance Insurance Group for the preceding 12 month period, calculated in accordance with SAP;

     (c) combined ratio of the Reliance Insurance Group for the 12 months ending December 31 of the year to which performance-based compensation is applicable, calculated in accordance with SAP, compared to the combined ratio of the Industry (as reported on an estimated basis) for the comparable period, calculated in accordance with SAP;


     (d) total return on the combined investment portfolio of the Reliance Insurance Group and CLTIC for any calendar year to which performance-based compensation is applicable;

     (e) amount of pre-tax net realized capital gains, calculated in accordance with GAAP, of the combined investment portfolio of the Reliance Insurance Group and CLTIC during any calendar year to which performance-based compensation is applicable;

     (f) pre-tax operating income (exclusive of capital gains), calculated in accordance with GAAP, of the Reliance Insurance Group for any calendar year to which performance-based compensation is applicable;

     (g) shareholders' equity of the Company, calculated in accordance with GAAP, as of the end of any calendar year to which performance-based compensation is applicable;

     (h) net premiums written, calculated in accordance with GAAP, of the Reliance Insurance Group for any calendar year to which performance-based compensation is applicable;

     (i) pre-tax operating income (exclusive of realized capital gains), calculated in accordance with GAAP, of CLTIC for any calendar year to which performance-based compensation is applicable;

     (j) net premiums earned, calculated in accordance with GAAP, of CLTIC for any calendar year to which performance-based compensation is applicable;

     (k) the Company's debt to total capitalization ratio, calculated in accordance with GAAP, as of the end of any calendar year to which performance-based compensation is applicable;

     (l)  the price of the Company's common stock;

     (m) pre-tax operating earnings per share (exclusive of realized capital gains of the combined portfolio of the Reliance
          Insurance Group and CLTIC), calculated in accordance with GAAP, of the Company for any calendar year to which performance-based compensation is applicable; and

     (n) net investment income, calculated in accordance with GAAP, of the combined investment portfolio of the Reliance
          Insurance Group and CLTIC for any calendar year to which performance-based compensation is applicable.

     4.2A The Additional Performance Goal shall relate to the following criterion: shareholders' equity of the Company, calculated in accordance with GAAP, as of the end of any calendar year to which performance-based compensation is applicable, except that such calculation shall be made by adding back to shareholders' equity dividends on the Company's common stock declared during such year ("Modified GAAP").

     4.3  The specific targets for the performance goals set forth in paragraphs
4.2 and 4.2A above shall be as determined in any year by the Compensation Committee in advance of the deadlines applicable under Section 162(m) of the Code and while the performance relating to the performance goals remains substantially uncertain. Any such targets shall be set in writing (which may be through approved minutes) by the Compensation Committee."


2.   Article V of the Plan shall be amended to read in its entirety as follows:

                                 "ARTICLE V
                      Calculation and Payment of Bonus


     5.1 All Covered Employees, other than any Covered Employee with a separate performance-based bonus plan, shall be eligible to receive a bonus under this Plan of up to 115% of their respective Base Salaries plus an additional bonus of up to 85% of their respective base salaries if either or both of the target relating to the Additional Performance Goal and the additional target relating to the Average Return Goal (together, the "Additional Bonus Performance Targets") are achieved.

     5.2 The Compensation Committee shall certify in writing (which may be through approved minutes), prior to payment of any bonus under this Plan, the extent to which the performance goals set forth in paragraphs 4.2 and 4.2A hereof have been met.

     5.3 Subject to paragraph 5.4 hereof, all Covered Employees, other than any Covered Employee with a separate performance-based bonus plan, shall be entitled to receive, and shall be paid not later than 60 days after the end of any calendar year to which performance-based compensation is applicable, cash bonuses equal to 115% of their respective Base Salaries if at least eight of the Original Performance Goals have been met. If fewer than eight of the Original Performance Goals have been met, then the bonuses to be paid to such Covered Employees shall be reduced by 5% of their respective Base Salaries multiplied by the difference between the number of Original Performance Goals achieved and the number "eight," provided, however, that if fewer than two goals are achieved, no bonuses shall be paid hereunder. In the event that at least eight of the Original Performance Goals are achieved, all Covered Employees, other than any Covered Employee with a separate performance-based bonus plan, shall be entitled to receive, and shall be paid not later than 60 days after the end of any calendar year to which performance-based compensation is applicable, cash bonuses of up to an additional 85% of their respective Base Salaries if either or both of the Additional Bonus Performance Targets are achieved. Responsibilities for any bonuses payable under this Plan shall be allocated between the Company and any Subsidiary in proportion to the amount of Base Salary paid to a Covered Employee by the Company and such Subsidiary.

     5.4 The Compensation Committee shall have the discretion to reduce or eliminate amounts payable under this Plan to any Covered Employee who the

Compensation Committee determines has breached a duty to the Company which has or will result in material harm to the Company."

3. Article VII of the Plan shall be amended to read in its entirety as follows:

                                "ARTICLE VII
                        Authority and Administration

     7.1 Subject to the limitations of the Plan, the Compensation Committee shall have the sole and complete authority to interpret this Plan and to make all the determinations necessary or advisable in the administration of this Plan (including without limitation the determination to amend or terminate this Plan). In furtherance and not in limitation of the foregoing, in the event of (i) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (ii) any material change in accounting policies or practices affecting the Company and/or the performance goals or targets, then, to the extent any of the foregoing events (or a material effect thereof) was not anticipated at the time the targets were set, the Compensation Committee shall make adjustments to the performance goals and/or targets, applied as of the date of the event, and based solely on objective criteria, so as to neutralize, in the Compensation Committee's judgment, the effect of the event on the applicable performance based award.

     7.2 The Compensation Committee shall be entitled to rely on representations and certifications of appropriate officers of the Company with respect to the financial and statistical data set forth in paragraphs 4.2 and 4.2A hereof. The Compensation Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. The Compensation Committee shall not be liable for any action or determination made in good faith with respect to this Plan."